Exhibit 23.4


               CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Proxy Statement Prospectus constituting part of this Registration Statement on Form S-4 of USBANCORP, Inc. of our report dated February 12, 1992 appearing on page 34 of the USBANCORP, Inc.'s Annual Report and Form 10-K for the year ended December 31, 1993. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Data" in such Proxy Statement Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Historical Financial Data."




Price Waterhouse
600 Grant Street
Pittsburgh, PA  15219-9954
March 24, 1994